EXHIBIT 7

EXECUTION VERSION

EQUITY COMMITMENT LETTER

GENERAL ATLANTIC PARTNERS (BERMUDA) IV, L.P.

August 10, 2023

ACHIEVE HOLDINGS

Walkers Corporate Limited

190 Elgin Avenue,

George Town, Grand Cayman

KY1-9008, Cayman Islands

Ladies and Gentlemen:

This letter agreement is being delivered by and sets forth the commitment of the undersigned (the “Sponsor”), on the terms and subject to the conditions contained herein, to purchase, directly or indirectly, certain equity interests of Achieve Holdings, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”). It is contemplated that, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), among Arco Platform Limited (the “Company”), Parent and Achieve Merger Sub, a direct wholly-owned Subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned Subsidiary of Parent. Concurrently with the delivery of this letter agreement, Dragoneer Global Fund II, L.P. (the “Other Sponsor”) is entering into a letter agreement substantially identical to this letter agreement (the “Other Sponsor Equity Commitment Letter”) committing to purchase, directly or indirectly, certain equity interests of Parent. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. For the purpose of this letter agreement, the term “person” shall have the meaning given to it in Section 9.03 of the Merger Agreement.

1.       Commitments.

(a)       The Sponsor hereby commits and agrees, on the terms in this Section 1 and subject to the conditions set forth herein, to purchase, or to cause the purchase of, equity interests of Parent and to pay, or cause to be paid, to Parent in immediately available funds, at or prior to the Effective Time, an aggregate cash purchase price of US$316,390,606 (the “Equity Commitment”), which Parent shall use for the sole purpose of (i) funding its pro rata portion of the Aggregate Merger Consideration and any other amounts required to be paid by Parent or Merger Sub pursuant to and in accordance with the Merger Agreement and (ii) paying all other fees, costs and expenses incurred by Parent or required to be paid by Parent pursuant to and in accordance with the Merger Agreement; provided that the Sponsor shall not, under any circumstances, be obligated to contribute more than its Equity Commitment to Parent (the “Equity Commitment Cap”).

(b)       The Sponsor may effect the funding of the Equity Commitment directly or indirectly through one or more direct or indirect Subsidiaries of the Sponsor or any affiliated investment fund or vehicles sponsored, advised or managed by the investment manager of the Sponsor or any Affiliate thereof. The Equity Commitment under this letter agreement may be reduced in a manner determined in accordance with that certain interim investors agreement, dated as of the date hereof, entered into by and among an entity affiliated with the Sponsor, an entity affiliated with the Other Sponsor, the Founders, the Additional Rollover Shareholders (as defined therein), Parent and Merger Sub (the “Interim Investors Agreement”) in the event that Parent does not require all of the equity financing with respect to which the Sponsor has made the Equity Commitment in order for Parent to consummate the transactions contemplated by the Merger Agreement in accordance therewith; provided that in no event may the Equity Commitment be reduced in a manner that would adversely affect the consummation of the transactions contemplated by the Merger Agreement; provided, further, that in no event shall the Equity Commitment be reduced to a level that is insufficient to fully fund the payment obligations set forth under sub-clauses (i) and (ii) of Section 1(a) hereof. Except pursuant to and in accordance with this Section 1(b), the Equity Commitment under this letter agreement may not be reduced without the prior written consent of the Special Committee.

2.       Conditions. The Equity Commitment shall be subject to (a) the satisfaction in full or waiver, to the extent permitted by applicable Law, at or prior to the Closing, of each of the conditions set forth in Section 7.01 and 7.03 of the Merger Agreement (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), (b) either the substantially contemporaneous occurrence of the Closing or the obtaining by the Company in accordance with Section 9.10 of the Merger Agreement of an injunction or other appropriate form of specific performance or equitable relief requiring the Financing to be funded and Parent and Merger Sub to effect the Closing, (c) the substantially contemporaneous funding to Parent of the contributions contemplated by the Other Sponsor Equity Commitment Letter; provided, however, that the satisfaction or failure of the condition set forth in clause (c) shall not limit or impair the ability of Parent or the Company to seek enforcement of the obligations of the Sponsor under and in accordance with this letter agreement if and only if (x) Parent or the Company, as applicable, is also seeking, to the same extent, enforcement of the Other Sponsor Equity Commitment Letter in accordance with the terms thereof or (y) the Other Sponsor has satisfied or has irrevocably confirmed it is prepared to satisfy its obligations under the Other Sponsor Equity Commitment Letter and (d) the substantially contemporaneous consummation of the contribution of the Rollover Shares by the Rollover Shareholders pursuant to and in accordance with the Rollover and Support Agreement.

3.       Damages Commitment. In the event Parent or Merger Sub is determined pursuant to a final, non-appealable judgment to be liable for monetary damages for Parent or Merger Sub’s Fraud or willful breach (as defined in Section 8.02 of the Merger Agreement) of the Merger Agreement pursuant to and in accordance with Section 8.03(d) of the Merger Agreement, then the Sponsor hereby commits and agrees to, severally and not jointly with the Other Sponsor,

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purchase, or to cause the purchase of, equity interests of Parent and to pay, or cause to be paid to Parent in exchange therefor, its pro rata portion (calculated based on the relative Equity Commitment hereunder and under the Other Sponsor Equity Commitment Letter) of such monetary damages (the “Damages Commitment”), the proceeds of which shall be used by Parent solely to pay the amount of such monetary damages pursuant to the Merger Agreement; provided that (a) in no event shall Sponsor’s aggregate monetary obligations pursuant to this Section 3 exceed its pro rata portion (calculated based on the relative Equity Commitment hereunder and under the Other Sponsor Equity Commitment Letter) of the Parent Liability Cap (the “Damages Commitment Cap”) and (b) the Damages Commitment shall be subject to the substantially contemporaneous payment to Parent of the “Damages Commitment” contemplated by the Other Sponsor Equity Commitment Letter; provided that clause (b) shall not limit or impair the ability of Parent or the Company to seek enforcement of the Damages Commitment of the Sponsor under and in accordance with this Section 3 if and only if (x) Parent or the Company, as applicable, is also seeking, to the same extent, enforcement of the “Damages Commitment” contemplated by the Other Sponsor Equity Commitment Letter in accordance with the terms thereof or (y) the Other Sponsor has satisfied or has irrevocably confirmed it is prepared to satisfy its “Damages Commitment” under the Other Sponsor Equity Commitment Letter.

4.       Non-Recourse.

(a)       Other than as set forth herein or with respect to the Retained Claims (as defined below), (i) the Company’s remedies under this letter agreement shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company, its Subsidiaries and Company Related Parties against the Sponsor or any of the Non-Recourse Parties for any liability, loss, damage or recovery of any kind (including consequential, indirect or punitive damages, and whether at law, in equity or otherwise) arising out of or relating to this letter agreement or the Merger Agreement, the Other Sponsor Equity Commitment Letter or the Rollover and Support Agreement (this letter agreement, the Merger Agreement, the Other Sponsor Equity Commitment Letter and the Rollover and Support Agreement, collectively, the “Transaction Agreements”) and in each case the transactions contemplated hereby or thereby; and (ii) the Company, its Subsidiaries and the Company Related Parties shall not have, and they are not intended to have, any right of recovery against the Sponsor or any of the Non-Recourse Parties in respect of any liabilities or obligations arising out of or relating to, any Transaction Agreement, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement and whether or not Parent’s or Merger Sub’s breach is caused by the Sponsor’s breach of its obligations under this letter agreement.

(b)       The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and it shall cause the Company Related Parties not to institute, directly or indirectly, in the name of or on behalf of the Company or any other person, any Action arising under, or in connection with, the Transaction Agreements, any other agreement or instrument delivered pursuant to such Transaction Agreements, or any of the transactions contemplated hereby or thereby, or in respect of any written or oral representations made or alleged to have been made in connection herewith or therewith, whether at law, in equity, in contract, in tort or otherwise, against Parent, Merger Sub, the Sponsor or any Non-Recourse Party (as defined below), except for claims against (i) Parent and Merger Sub (and their respective successors and permitted assigns) under and to the extent permitted by the Merger Agreement and pursuant to and in accordance with the

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terms thereof and subject to the limitations set forth therein, (ii) the Sponsor (and its successors and permitted assigns) (but not any Non-Recourse Party) under and to the extent permitted by this letter agreement (including the Damages Commitment) and pursuant to and in accordance with the terms hereof and subject to the limitations set forth herein, (iii) the Other Sponsor under and to the extent permitted by the Other Sponsor Equity Commitment Letter and pursuant to and in accordance with the terms thereof and subject to the limitations set forth therein and (iv) against General Atlantic L.P., Dragoneer Investment Group, LLC or any of their respective Affiliates or Representatives, as applicable, under and to the extent permitted by the applicable non-disclosure agreement entered into with the Company, each dated March 29, 2023 (the “Confidentiality Agreements”) and pursuant to and in accordance with the terms thereof (such claims under clauses (i) through (iv) collectively, the “Retained Claims”).

(c)       Notwithstanding (i) anything that may be expressed or implied in this letter agreement, the Merger Agreement or any other Transaction Agreement, or in any agreement or instrument delivered, or statement made or action taken, in connection with or pursuant to the transactions contemplated by any of this letter agreement, the Merger Agreement or any other Transaction Agreement or the negotiation, execution, performance or breach of this letter agreement, the Merger Agreement or any other Transaction Agreements, (ii) any equitable, common law or statutory right or claim that may be available to Parent or the Company, its Subsidiaries or any of the Company Related Parties and (iii) the fact that the Sponsor (or, if applicable, its successors or permitted assigns hereunder) may be a partnership, limited liability company or corporation, by the acceptance of the benefits of the Equity Commitment provided herein, each of Parent and the Company (on behalf of itself and the Company Related Parties) covenants, agrees and acknowledges that (x) no person (other than the Sponsor (or, if applicable, its successors or permitted assigns hereunder) or the Company solely in respect of and in accordance with Section 4(b) of this letter agreement) shall have any liabilities or obligations hereunder, (y) except for the Retained Claims, Parent and the Company shall have no rights of recovery hereunder or under any document or instrument delivered in connection herewith, nor shall initiate, maintain, participate or recover pursuant to any proceeding (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or liabilities, and (z) no recourse shall be had against and no liability shall attach to, any former, current or future holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, Affiliates (other than the Sponsor or, if applicable, its successors or permitted assigns hereunder), members, managers, general or limited partners, stockholders, shareholders or representatives of any of the Sponsor, Parent, Merger Sub or the Other Sponsor, or any former, current or future holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, Affiliates (other than the Sponsor or, if applicable, its successors or permitted assigns hereunder), members, managers, general or limited partners, stockholders, shareholders, representatives, successors or assignees of any of the foregoing (collectively, but not including the Sponsor, Parent, Merger Sub or the Other Sponsor or their respective successors or permitted assigns, collectively the “Non-Recourse Parties,” and each a “Non-Recourse Party”), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law or equity or in tort, contract or otherwise) by or on behalf of Parent against any Non-Recourse Party, by the enforcement of any

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assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, or for any obligations or liabilities of the Sponsor hereunder or under any document or instrument delivered in connection herewith or in respect of any oral representation made or alleged to be made in connection herewith or therewith or for any proceeding (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or liabilities or their creation, or otherwise.

(d)       For the avoidance of doubt, none of the Sponsor, the Other Sponsor, Parent, Merger Sub or their respective successors or assigns under this letter agreement, the Other Sponsor Equity Commitment Letter, the Merger Agreement or the Confidentiality Agreements shall be a Non-Recourse Party.

5.       Enforceability; Third-Party Beneficiary.

(a)       This letter agreement may only be enforced by Parent or, solely to the extent set forth in the following proviso, the Company, in each case in accordance with this letter agreement and subject to the limitations herein and, with respect to the Equity Commitment, to the conditions set forth in Section 2; provided that, subject to Sections 5(b), 5(e) and 8, the Company is hereby made an intended third-party beneficiary of the rights granted to Parent for purposes of directly enforcing the obligations of Sponsor or, if applicable, its successors or permitted assigns hereunder, and will, for the avoidance of doubt and without limitation, be entitled to enforce the rights granted to Parent to cause the Sponsor to (a) fund the Equity Commitment in accordance with Section 1 of this letter agreement (subject to and in accordance with the limitations herein, the conditions in Section 2, and to Section 9.10 of the Merger Agreement) through an action for specific performance (or similar equitable relief) if, and only if, (i) all conditions in Sections 7.01 and 7.03 of the Merger Agreement have been satisfied or waived at the time when the Closing would have occurred but for the failure of the Financing to be funded (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), (ii) Parent fails to consummate the Closing by the date that the Closing is required to have occurred pursuant to Section 1.02 of the Merger Agreement and (iii) the Company has confirmed in writing to Parent (and the Company shall not have delivered written notice purporting to revoke such notice) that (A) all conditions in Sections 7.01 and 7.03 of the Merger Agreement (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing) have been satisfied at the time when the Closing would have occurred but for the failure of the Financing to be funded and (B) the Company has irrevocably confirmed in writing that if specific performance is granted and the Financing is funded, then the Closing will occur or (b) fund the Damages Commitment in accordance with Section 3 of this letter agreement (subject to and in accordance with the limitations herein). None of Parent’s, Merger Sub’s or the Company’s creditors, or any Person claiming by, through or on behalf or for the benefit of Parent, the Company or any of their Affiliates shall have the right to enforce this letter agreement or to cause Parent, Merger Sub or the Company to enforce this letter agreement against the Sponsor.

(b)       The Company shall not be a third-party beneficiary for any purpose other than as provided for in Section 5(a) hereof. In no event shall this letter agreement amend or modify any rights or claims the Company may have against any person under the express terms of the Merger Agreement. The Company hereby agrees that specific performance (or similar equitable

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relief) to fund the Equity Commitment or the Damages Commitment as provided for in Section 5(a) hereof shall be its sole and exclusive remedy with respect to any breach by the Sponsor of this letter agreement and that the Company may not seek or accept any other form of relief that may be available for any such breach of this letter agreement (including monetary damages).

(c)       Notwithstanding anything to the contrary set forth herein, in no event shall the Sponsor’s aggregate liability under this letter agreement (i) in the case of the Equity Commitment, exceed the Equity Commitment Cap or (ii) in the case of the Damages Commitment, exceed the Damages Commitment Cap. For the avoidance of doubt, in no event shall the Sponsor be required to fund both any portion of the Equity Commitment and any portion of the Damages Commitment.

(d)       Each party hereto acknowledges and agrees that (i) this letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture, relationship, between or among any of the parties hereto, and neither this letter agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, and (ii) the obligations of the Sponsor under this letter agreement are solely contractual in nature.

(e)       The parties hereto agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth therein; provided that (i) the Company is a third-party beneficiary of this letter agreement to the extent and only to the extent of its rights specifically set forth in Section 5(a) hereof; (ii) the Other Sponsor may rely upon and enforce the provisions of Section 13 hereof; and (iii) the Non-Recourse Parties may rely upon and enforce the provisions of Section 4 hereof. Except as expressly provided in the foregoing sentence, nothing in this letter agreement, express or implied, is intended to confer upon any person other than Parent or the Sponsor, any rights or remedies under or by reason of this letter agreement.

6.       Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail, or by international overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6):

(a)       if to Parent:

c/o General Atlantic Service Company, L.P. 55 East 52nd Street, 33rd Floor New York, New York 10055 United States Attention: Gordon Cruess E-mail: gcruess@generalatlantic.com

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and

c/o Dragoneer Investment Group, LLC
One Letterman Drive, Building D, Suite M500

San Francisco, CA 94129

United States
Attention: General Counsel

E-mail: notices@dragoneer.com

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas,
New York, NY 10019

United States
Attention: Matthew W. Abbott; Cullen L. Sinclair
E-mail: mabbott@paulweiss.com; csinclair@paulweiss.com

and

Ropes & Gray LLP
Three Embarcadero Center
San Francisco, CA 94111

United States
Attention: Thomas Holden
E-mail: thomas.holden@ropesgray.com

(b)       if to the Sponsor:

General Atlantic Partners (Bermuda) IV, L.P.
55 East 52nd Street, 33rd Floor

New York, New York 10055

United States
Attention: Gordon Cruess

E-mail: gcruess@generalatlantic.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas,
New York, NY 10019

United States
Attention: Matthew W. Abbott; Cullen L. Sinclair
E-mail: mabbott@paulweiss.com; csinclair@paulweiss.com

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(c)       if to the Company

Arco Platform Limited Rua Augusta, 2840, 15th floor, São Paulo, SP, Brazil 01412-100
Email:	ari@arcoeducacao.com.br; robertootero@arcoeducacao.com.br; marianapacini@arcoeducacao.com.br
Attention:	Ari de Sá Cavalcante Neto Roberto Rabello Otero Mariana Pacini Legal Department

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001
Email:	paul.schnell@skadden.com; mathias.vonbernuth@skadden.com; maxim.mayercesiano@skadden.com
Attention:	Paul Schnell; Mathias Von Bernuth; Maxim Mayer-Cesiano

and
Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017
Email:	manuel.garciadiaz@davispolk.com; cheryl.chan@davispolk.com
Attention:	Manuel Garciadiaz; Cheryl Chan

7.       Confidentiality. This letter agreement shall be treated as confidential and is being provided to Parent solely in connection with the Merger Agreement and the transactions contemplated thereby. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the Sponsor and Parent; provided, however, that each of the Sponsor and Parent may disclose this letter agreement, including its existence and content, to the Company, to its Representatives, to the Other Sponsor and its Representatives and to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger Agreement and the transactions contemplated thereby or in connection with any litigation relating

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to this letter agreement, the Merger Agreement and the transactions contemplated hereby or thereby, and the Sponsor may disclose the existence and content of this letter agreement to any Non-Recourse Party which needs to know of the existence of this letter agreement and is subject to the confidentiality obligations substantially identical to the terms contained in this Section 7.

8.       Termination. This letter agreement and the obligation of the Sponsor to fund the Equity Commitment and the Damages Commitment will terminate automatically and immediately upon the earliest to occur of (a) 5:00 pm Eastern Time on the 30th day following the valid termination of the Merger Agreement in accordance with Article VIII thereof, unless the Company shall have commenced an Action against Parent or Merger Sub prior to 5:00 pm Eastern Time on such 30th day for damages for Parent or Merger Sub’s willful breach of the Merger Agreement or Fraud in accordance with the terms thereof, in which case, this letter agreement shall survive solely with respect to the amounts claimed or alleged to be owing (up to the Damages Commitment Cap) until such Action is determined pursuant to a final, non-appealable judgment or mutual written agreement by the Company and Parent that no such damages are payable by Parent or Merger Sub, at which point this letter agreement shall terminate, (b) the consummation of the Closing and the payments to be made by Parent or Merger Sub in accordance with the Merger Agreement (at which time the obligation of the Sponsor shall be discharged in full), (c) the Company or any of its Affiliates directly or indirectly (i) asserting a claim in any litigation, arbitration or Action against the Parent, Merger Sub, the Sponsor or any Non-Recourse Party or the Other Sponsor in connection with or relating to this letter agreement, the Other Sponsor Equity Commitment Letter, the Merger Agreement or any of the transactions contemplated hereby or thereby (other than (x) a claim seeking an order of specific performance or other equitable relief pursuant to and in accordance with Section 9.10 of the Merger Agreement or of the Sponsor’s obligation to make the Equity Commitment in the circumstances provided for in and in accordance with Section 5(a) or of the Other Sponsor’s obligation to make the “Equity Commitment” (as defined in the Other Sponsor Equity Commitment Letter) in the circumstances provided for therein and in accordance therewith) or (y) a Retained Claim, or (ii) asserting that the Equity Commitment Cap or the Damages Commitment Cap on the Sponsor’s aggregate liabilities hereunder or the “Equity Commitment Cap” or the “Damages Commitment Cap” (in each case as defined in the Other Sponsor Equity Commitment Letter) on the Other Sponsor’s liabilities is illegal, invalid or unenforceable in whole or in part, (d) the satisfaction in full of the Sponsor’s obligation to complete the funding of the Equity Commitment hereunder at or prior to the Closing or (e) payment by Parent or any of its Affiliates of the monetary damages pursuant to and in accordance with Section 8.03(d) the Merger Agreement. Upon termination of this letter agreement, all rights and obligations of the Sponsor hereunder with respect to the Equity Commitment shall terminate, and the Sponsor shall not have any further liabilities hereunder; provided that, this Section 8 (Termination), Section 4 (Non-Recourse), Section 5 (Enforceability; Third-Party Beneficiary) (but not, for the avoidance of doubt, any right to enforce any provision of this letter agreement that has otherwise terminated pursuant to this Section 8), Section 6 (Notices), Section 11 (No Assignment) and Section 15 (Miscellaneous) of this letter agreement shall survive any termination of this letter agreement pursuant to the foregoing.

9.       Representations and Warranties of Sponsor. The Sponsor hereby represents and warrants to Parent that:

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(a)       it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization;

(b)       it has all necessary organizational power and authority to execute and deliver this letter agreement and perform its obligations hereunder;

(c)       the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary limited partnership or corporate action (as applicable) by it;

(d)       this letter agreement has been duly and validly executed and delivered by the Sponsor and (assuming due execution and delivery of this letter agreement by Parent) constitutes a valid and legally binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms of this letter agreement (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law));

(e)       it has, and will continue to have for so long as this letter agreement shall remain in effect, sufficient funds, available lines of credit, unfunded capital commitments or other sources of immediately available funds to fulfill its Equity Commitment or Damages Commitment hereunder and perform its obligations under this letter agreement;

(f)       the Equity Commitment or the Damages Commitment is less than the maximum amount that the Sponsor is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise;

(g)       all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity or any other person necessary for the due execution, delivery and performance of this letter agreement by it have been obtained or made and all conditions thereof have been duly complied with, and no action, consent, permit, authorization by, and no notice to or filing with, any governmental entity or any other person is required in connection with the execution, delivery or performance of this letter agreement by the Sponsor;

(h)       there is no Action pending against it, or, to its knowledge, threatened against it, that restricts or prohibits the performance by it of its obligations under this letter agreement;

(i)       the execution, delivery and performance of this letter agreement by the Sponsor do not (i) violate the organizational documents of the Sponsor, (ii) violate any applicable Law or any court judgment binding on the Sponsor or the assets of the Sponsor or (iii) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, or otherwise require the consent or approval of any other person pursuant to, any material Contract to which it is a party; and

(j)       it is familiar with the Merger Agreement and the other documents and instruments delivered in connection therewith.

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Sponsor covenants and agrees that (i) it will not take any action or omit to take any action that would or would reasonably be expected to cause or result in any of the foregoing representations and warranties to become untrue prior to the Closing, and (ii) in the event that Sponsor is required to make payments pursuant to the terms of this letter agreement, it will call capital from the partners of Sponsor or its Affiliates or otherwise obtain funds in such amounts and at such times as necessary to fulfill its obligations under the terms of this letter agreement.

10.       Representations and Warranties of Parent. Parent hereby represents and warrants to Sponsor that:

(a)       it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization;

(b)       it has all necessary organizational power and authority to execute and deliver this letter agreement and perform its obligations hereunder;

(c)       the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary limited partnership or corporate action (as applicable) by it; and

(d)       this letter agreement has been duly and validly executed and delivered by Parent and (assuming due execution and delivery of this letter agreement by Sponsor) constitutes a valid and legally binding obligation of Parent, enforceable against Parent in accordance with the terms of this letter agreement (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)).

11.       No Assignment. The Sponsor’s rights and obligations hereunder may not be assigned (whether by operation of law, merger, consolidation or otherwise) or delegated, except that the Sponsor may assign or delegate all or a portion of its obligations to any of the Sponsor’s Affiliates; provided, that (a) such assignee or delegatee has certified in writing to Parent and the Company prior to such assignment or delegation that it agrees to be bound by the terms of this letter agreement and that it is capable of performing all of its obligations hereunder; provided, further, any such assignment or delegation shall not relieve the Sponsor of its obligations under this letter agreement to the extent not performed by such Affiliate, investment fund or investment vehicle. Parent may not assign its rights to any of its Affiliates or other entity owned directly or indirectly by the beneficial owners of Parent, without the prior written consent of the Sponsor and the Company (at the direction of the Special Committee). The Company may not assign its rights without the prior written consent of Parent and the Sponsor. Any transfer, assignment or delegation in violation of this Section 11 shall be null and void and of no force and effect.

12.       Severability. Any term or provision of this letter agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this letter agreement or affecting the validity or enforceability of any of the terms or provisions of this letter agreement in any other jurisdiction; provided that this letter agreement may not be enforced without giving effect to the Equity Commitment Cap, the Damages

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Commitment Cap and the provisions of Section 5. If any provision of this letter agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13.       Amendments. This letter agreement may not be modified, amended, supplemented, terminated (other than in accordance with Section 8 hereof), altered or waived in any manner, including through any Interim Investors Agreement, without the prior written consent of (i) Parent, the Sponsor and the Other Sponsor and (ii) the Company (at the direction of the Special Committee).

14.       Entire Agreement. This letter agreement, taken together with the other Transaction Agreements and the Confidentiality Agreements, constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the transactions contemplated hereby and thereby.

15.       Company Actions. For the avoidance of doubt, any action to be taken or consent to be provided by the Company pursuant to the terms of this letter agreement shall be taken or provided solely at the direction and/or upon consent of the Special Committee, including the Company's rights as provided for in Section 5(a) hereof.

16.       Miscellaneous. This letter agreement shall be subject to all general terms and conditions contained in Sections 9.04, 9.06, 9.08, 9.10(a) and 9.11 of the Merger Agreement, mutatis mutandis.

[Remainder of page intentionally left blank]

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Sincerely,

GENERAL ATLANTIC PARTNERS (BERMUDA) IV, L.P.

By:	General Atlantic GenPar (Bermuda), L.P.,
its general partner

By:	GAP (Bermuda) L.P.,
its general partner

By:	/s/ Kelly Pettit
Name:	Kelly Pettit
Title:	Managing Director

Agreed to and accepted as of the date first written above:

Achieve Holdings

By:	/s/ Rodrigo Catunda
Name:	Rodrigo Catunda
Title:	Director